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                                                                Exhibit 21



Subsidiaries



TCI Exports, Ltd.
Telex Communications (SEA) PTE, Ltd.
Telex Communications (U.K.) Ltd.
Telex Communications, Ltd.
RTS Systems Incorporated
TCI Holding Corp.
Saguaro Electronica, S.A. de C.V.